Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847/405-2515
dswenson@cfindustries.com

Terra Nitrogen Company, L.P. Reports Fourth Quarter
2014 Results

DEERFIELD, IL (Feb. 17, 2015)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $95.0 million on sales of $168.0 million for the quarter ended December 31, 2014. This compares to net earnings of $113.6 million on sales of $168.3 million for the 2013 fourth quarter. Net income allocable to Common Units was $56.5 million ($3.05 per Common Unit) and $69.0 million ($3.73 per Common Unit) for the 2014 and 2013 fourth quarters, respectively.

For the full year 2014, TNCLP reported net earnings of $370.0 million on sales of $648.3 million. This compares to net earnings of $502.4 million on sales of $736.2 million in 2013. Net income allocable to Common Units was $223.3 million ($12.07 per Common Unit) and $291.8 million ($15.77 per Common Unit) in 2014 and 2013, respectively.

Results for the fourth quarter of 2014 included an unrealized net mark-to-market loss on natural gas derivatives of $5.5 million compared to a gain of $9.3 million in the fourth quarter of 2013. For the full year 2014, TNCLP had an unrealized net mark-to-market loss on natural gas derivatives of $12.6 million compared to a gain of $9.1 million in 2013.

Analysis of Results
Sales for the 2014 fourth quarter totaled $168.0 million, only slightly lower than sales of $168.3 million for the 2013 fourth quarter, as changes in price and volume for each product largely offset one another. Ammonia average selling price increased compared to the prior year due to tight global supply resulting from reduced production in off-shore regions. UAN average selling price decreased due to the lingering impacts of UAN demand being diminished by high ammonia application earlier in 2014.
Net earnings for the 2014 fourth quarter totaled $95.0 million, compared to net earnings of $113.6 million for the 2013 fourth quarter. The decrease in net earnings was primarily driven by higher natural gas costs, including the unrealized mark-to-market loss on derivatives, for the 2014 period as compared to 2013.

Comparing the fourth quarter 2014 to 2013, TNCLP’s:

•	Ammonia average selling prices increased by 9 percent and UAN average selling prices decreased by 2 percent;

•	Ammonia sales volume decreased by 1 percent and UAN sales volume increased by less than 1 percent; and

•	Realized natural gas cost per MMBtu increased by 12 percent.

Sales for the full year totaled $648.3 million, compared to sales of $736.2 million in 2013. This decrease was due to lower ammonia and UAN average selling prices and slightly lower UAN sales volume, which were partially offset by higher ammonia sales volume. Ammonia average selling price decreased due to the impact in the first half of 2014 from high industry inventories carried over from 2013. UAN average selling price and sales volume decreased due to demand being taken away by ammonia applications throughout the first half of 2014. Ammonia sales volume increased due to strong demand in the first half of 2014 and higher production volume than in 2013 when plant turnaround activities occurred.
Net earnings for the full year totaled $370.0 million, compared to net earnings of $502.4 million in 2013. The decrease in net earnings was primarily driven by lower selling prices and higher natural gas costs in 2014 as compared to 2013.

Comparing the full year 2014 to 2013, TNCLP’s:

•	Ammonia average selling price decreased by 18 percent and UAN average selling price decreased by 11 percent;

•	Ammonia sales volumes increased by 4 percent and UAN sales volumes decreased by less than 1 percent; and

•	Realized natural gas cost per MMBtu increased by 13 percent.

Cash Distribution
Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital expenditures. In 2014, capital expenditures were $67.1 million as compared to $99.6 million in 2013. In 2015, TNCLP is expected to have capital expenditures in the range of $60 million to $80 million for projects, including a turnaround of approximately 50% of the complex that commenced during the first quarter.

TNCLP reported on February 6, 2015 the declaration of a cash distribution for the quarter ended December 31, 2014, of $2.50 per common limited partnership unit payable February 27, 2015, to holders of record as of February 17, 2015.

Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets. Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•	risks related to TNCLP’s reliance on one production facility;

•	the cyclical nature of TNCLP’s business;

•	the global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•	conditions in the U.S. agricultural industry;

•	the volatility of natural gas prices in North America;

•	reliance on third party providers of transportation services and equipment;

•	weather conditions;

•	potential liabilities and expenditures related to environmental and health and safety laws and regulations;

•	future regulatory restrictions and requirements related to greenhouse gas emissions;

•	risks associated with cyber security;

•	TNCLP’s inability to predict seasonal demand for its products accurately;

•	risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•	limited access to capital;

•	difficulties in securing the delivery, or delays or interruptions in the delivery of raw materials such as natural gas;

•	acts of terrorism and regulations to combat terrorism;

•	risks related to TNCLP’s dependence on and relationships with CF Industries;

•	deterioration of global market and economic conditions;

•	risks related to TNCLP's partnership structure and control of TNCLP’s General Partner by CF Industries;

•	the conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•	tax risks to TNCLP's common unit holders and changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ Web site. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #

Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ Web site, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$113.0	$86.9
Due from affiliates of the General Partner	25.2	29.0
Accounts receivable	0.4	1.0
Inventories	9.6	5.9
Prepaid expenses and other current assets	0.3	7.8
Total current assets	148.5	130.6
Property, plant and equipment, net	259.4	214.1
Other assets	7.9	5.1
Total assets	$415.8	$349.8
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued expenses	$32.4	$27.9
Due to affiliates of the General Partner	4.2	3.7
Other current liabilities	3.6	8.0
Total current liabilities	40.2	39.6
Noncurrent liabilities	0.7	1.2
Partners' capital:
Limited partners' interests, 18,501,576 Common Units authorized, issued and outstanding	302.7	264.5
Limited partners' interests, 184,072 Class B Common Units authorized, issued and outstanding	2.2	1.5
General partner's interest	70.0	43.0
Total partners' capital	374.9	309.0
Total liabilities and partners' capital	$415.8	$349.8

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in millions, except per unit amounts)
Net sales:
Product sales to an affiliate of the General Partner	$167.7	$168.0	$647.1	$734.8
Other income from an affiliate of the General Partner	0.2	0.1	0.6	0.6
Other income	0.1	0.2	0.6	0.8
Total	168.0	168.3	648.3	736.2
Cost of goods sold:
Materials, supplies and services	63.0	45.2	237.6	191.7
Services provided by affiliates of the General Partner	6.1	5.7	24.0	24.7
Gross margin	98.9	117.4	386.7	519.8
Selling, general and administrative services provided by affiliates of the General Partner	3.9	3.9	15.6	15.3
Other general and administrative expenses	—	(0.1)	1.1	2.1
Net earnings	$95.0	$113.6	$370.0	$502.4
Allocation of net earnings:
General Partner	$37.6	$43.5	$143.1	$205.7
Class B Common Units	0.9	1.1	3.6	4.9
Common Units	56.5	69.0	223.3	291.8
Net earnings	$95.0	$113.6	$370.0	$502.4
Net earnings per Common Unit	$3.05	$3.73	$12.07	$15.77

TERRA NITROGEN COMPANY, L.P.
SUMMARIZED OPERATING INFORMATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Sales volumes by products (tons in thousands)
Ammonia	93	94	331	319
UAN (1)	510	509	1,937	1,944

Average selling prices (dollars per ton)
Ammonia	$484	$445	$456	$556
UAN	240	246	255	286

Natural gas costs:
Purchased natural gas costs (per MMBtu)(2)	$3.88	$3.47	$4.28	$3.56
Realized derivatives (gain) loss (per MMBtu)(3)	0.07	0.06	(0.25)	0.02
Natural gas costs (per MMBtu)	$3.95	$3.53	$4.03	$3.58

(1) The nitrogen content of UAN is 32% by weight.
(2) Includes the cost of natural gas purchased during the period for use in production.
(3) Includes the impact of gains and losses on natural gas derivatives that were settled and realized during the period. Excludes the unrealized mark-to-market gains and losses on natural gas derivatives.